Exhibit 4.1

SECOND AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

BOSTON CAPITAL TAX CREDIT FUND V L.P.

This Second Amendment (this “Second Amendment”) to Agreement of Limited Partnership of Boston Capital Tax Credit Fund V L.P. (the “Partnership”) dated as of October 15, 2003, as amended (the “Partnership Agreement”) is entered into effective as of May 22, 2019 by and between Boston Capital Associates V L.L.C., as general partner (the “General Partner”), BCTC V Assignor Corp., as assignor limited partner (the “Assignor Limited Partner”) and those persons who are limited partners of the Partnership (the “Limited Partners”)

WHEREAS, the Partnership is a limited partnership organized under the laws of the State of Delaware pursuant to a Certificate of Limited Partnership filed with the Delaware Secretary of State on October 15, 2003; and

WHEREAS, the Partnership is presently governed by an Agreement of Limited Partnership dated as of October 15, 2003 and amended as of May 3, 2018, by and among the General Partner, the Assignor Limited Partner and the Limited Partners; and

WHEREAS, Section 10.02(b) of the Partnership Agreement provides that a majority in Interest of the Limited Partners (or such greater number of Limited Partners as are then required under the Delaware Revised Uniform Limited Partnership Act), it being understood that the Assignor Limited Partner is voting at the direction of the Assignees, may amend the Partnership Agreement so long as such amendment (a) does not in any manner allow the Limited Partners or Assignees to take part in the management or control of the Partnership’s business or otherwise modify their limited liability, and (b) does not, without the Consent of an affected Partner, alter the rights, powers and duties of such Partner set forth in Article V of the Partnership Agreement, the interest of such Partner in Profits, Credits and Losses, or Cash Available for Distribution, or Liquidation, Sale or Refinancing Proceeds as set forth in the Partnership Agreement; and

WHEREAS, pursuant to a consent solicitation statement filed by the General Partner with the Securities and Exchange Commission on July 25, 2018, the Limited Partners holding a majority in Interest have approved this Second Amendment; and

WHEREAS, on May 22, 2019, the General Partner has approved this Second Amendment.

NOW, THEREFORE, the Partners hereby agree as follows:

1.                   Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

2.                   The Partnership Agreement is hereby amended by deleting in its entirety Section 5.04(c) thereof.

3.                   Section 10.02(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“The consent of 80% in Interest of the Limited Partners (or of such greater number of Limited Partners as are then required under the Act) (it being understood that the Assignor Limited Partner is voting at the direction of the Assignees), shall be required to approve any transaction involving the sale, transfer or other disposition of all or substantially all of the assets of the Partnership when the consideration to be received by Limited Partners or Assignees does not consist entirely of cash, prior to the consummation of such transaction; provided, that no such consent shall be required for any other transaction involving the sale, transfer or disposition of all or substantially all of the assets of the Partnership.”

4.                   Except as specifically modified hereby, the Partnership Agreement shall remain in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Partnership Agreement are hereby ratified and confirmed in all respects

5.                   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the General Partner and the Assignor Limited Partner have executed this Second Amendment in accordance with Section 10.02(b) of the Partnership Agreement as of the date first written above.

BOSTON CAPITAL ASSOCIATES V L.L.C.

By:
Name: John P. Manning
Title: Managing Member

BCTC V ASSIGNOR CORP.

By:
Name: John P. Manning
Title: President